Exhibit 99.1

4630 S. Arville, Suite E ● Las Vegas, NV 89103 ● 702.798.5752 ● Fax 702.798.5762

Publicly traded as Traded (NYSE AMEX: WGA), www.agegaming.com

**** IMPORTANT ****

Dear AG&E Holdings Inc. Shareholder:

By now, you should have received your proxy material for the 2016 AG&E Holdings Inc. Special Meeting in lieu of Annual Meeting scheduled to be held on September 14, 2016. The tabulator’s records indicate that you have not yet voted your shares at the time of the mailing of this reminder letter.

If you hold your shares through a broker, your broker will be unable to vote your shares with respect to any matters to be voted upon at the meeting if you do not provide instructions to your broker. I strongly encourage you to submit the enclosed voting form and exercise your right to vote.

Your vote is extremely important. PLEASE CAST YOUR VOTE TODAY. The fastest and easiest way to vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter. Alternatively, you may sign and return the enclosed voting form in the envelope provided.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

Your Board recommends that you vote FOR the election of the nominees for directors, FOR the approval of an advisory (non-binding) proposal on the Company’s executive compensation, FOR the merger proposal, and FOR the adjournment proposal.

**** PLEASE VOTE TODAY****

If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC at (877) 780-4190.

Thank you for your investment in AG&E Holdings Inc., and for taking the time to vote your shares.

Sincerely yours,

Tony Spier

Chairman, President & CEO